Exhibit 99.1

ECO VENTURES GROUP ANNOUNCES REVERSE STOCK SPLIT
TO FACILITATE FINANCING

Groveland, FL – May 29, 2012 -- Eco Ventures Group, Inc. (OTCBB: EVGI) today announced that as a necessary component to facilitate a financing and its planned acquisition of a profitable, German alternative energy Firm, EVGI will seek to amend its Certificate of Incorporation to reflect a 1-for-40 reverse stock split of all its shares of common stock.

The Company earlier today announced it has signed a binding LOI to acquire a German Firm which offers strong operational synergies for both companies. The EVGI Board of Directors has held advanced discussions with its investment bankers as well as potential principal investors to the Company’s planned acquisition, and the consensus is that this reverse stock split will optimize EVGI’s capital structure for a financing and is in the best interest of shareholders.

This reverse-split will be effective for Shares of record at the close of business on Tuesday May 29, 2012.  EVGI anticipates the reverse stock split will not require shareholder approval, and it intends to file an information proxy statement disclosing the reverse stock split details shortly.

When the reverse stock split becomes effective, every 40 shares of issued and outstanding EVGI common stock will be automatically combined into one issued and outstanding share of common stock without any change in the par value per share. This will reduce the number of outstanding shares from approximately 90,023,648 to approximately 2,250,592.  All EVGI common stock options or warrants will be adjusted accordingly. The common stock will continue to be listed on the OTC Markets under the symbol "EVGI," but will trade under a new CUSIP number.

About Eco Ventures Group, Inc.
Eco Ventures Group, Inc. (“EVGI”) is a family of ecologically friendly and economically sound businesses committed to providing for society’s minerals, energy and renewable resource needs.

EVGI concentrates on two core business activities. EVGI’s Eco Minerals Recovery Group specializes in the extraction of precious metals from ore bodies and reclaimed mine tailings and Eco Energy Group will focus on the production of advanced biodiesel from recovered cooking oils and oil rich plants.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: EVGI encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by Eco Ventures Group, Inc. that are not purely historical are forward-looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact
Eco Ventures Group, Inc.
Investor Relations
7432 E. Highway 50, Suite 101
Groveland FL 34736
Phone: (352) 557-4830
Website: www.ecoventuresgroup.com
Email: info@ecoventuresgroup.com

ECO VENTURES SIGNS BINDING LOI TO ACQUIRE MAJORITY STAKE
IN PROFITABLE ALTERNATIVE ENERGY FIRM

Deal to Supply EVGI with All Its Feedstock Requirements for Bio Fuel Production

Groveland, FL – May 29, 2012 -- Eco Ventures Group, Inc. (OTCBB: EVGI) today announced that it has signed a Binding Letter of Intent to acquire a majority stake in a privately held, German alternative energy corporation (“the Firm”). The Company is not naming the Firm in this news release due to competitive considerations. A definitive agreement is expected in June; highlights of the LOI terms are provided below.

This Germany-based Firm is a diversified alternative energy feedstock, transportation, heat & power production company with approximately 50 employees -- whose primary business is the production, processing and brokering of alternative energy feedstocks including rapeseed, palm oil and wood.

According to its preliminary (unaudited) 2011 financial results for the year ended Dec. 31, the Firm posted 2011 EBITDA of $2.7 million on $27.5 million in revenue, for a 2008-2011 average annual revenue growth rate of approximately 42 percent (all of its financials included herein are Euros converted to USD at 1:1.29). The Firm’s 2011 financial audit will be performed by a PCOAB certified auditing firm in accordance with U.S. GAAP standards.

The Firm produced approximately 7,200 metric tons (2.1 million gallons) of rapeseed oil in 2011, and plans to more than triple its capacity to approximately 25,000 metric tons (7.2 million gallons) of rapeseed oil produced in 2012.  Further, the Firm is capable of reselling an additional 75,000 metric tons (21.5 million gallons) of rapeseed oil annually, with sufficient financing, through contract relationships with producers in Germany and elsewhere in Europe.

EVGI’s Eco Energy Group and the U.S. Bio Fuels Market
EVGI is nearing completion of its 3.6 million gallon bio fuel plant at its Groveland, Florida headquarters, which will process bio fuels from oil-rich plants and recovered cooking oils.  At its full capacity and at current market prices, the Company expects this facility can generate annual gross revenues of approximately $22 million in sales with gross margins of about 30 percent.  EVGI already has long term bio fuel off-take agreements available to it for twice its near term 3.6 million gallon capacity, and it is actively evaluating increasing its bio fuel production capacity substantially in 2013.

U.S. demand for bio fuel far outstrips availability due to a lack of reliable and economically priced feedstock, such as rapeseed oil.  EVGI’s acquisition of the Firm will enable the Company to source sufficient feedstock, at below market pricing, for its new 3.6 million gallon bio fuel plant slated for completion in the second half of 2012.

According to the revised U.S. Federal Renewable Fuel Standard, the requirement for bio fuel production in the U.S. has been increased to one billion gallons of bio fuel that need to be produced domestically in 2012. The U.S. Department of Energy shows the current U.S. bio fuel production is approximately 700 million to 800 million gallons annually.

About the Firm
The Firm also produced approximately 14,400 tons of rapeseed cake in 2011 that it sells as animal feed. In addition to its rapeseed and fuel stock sales, the Firm produces, processes, sells and trades alternative energies from biomass that includes operating its own oil mills as well as supporting transportation and warehouse logistics.

Most of the major German wood processing plants outsource timber transportation to sub contractors including the Firm, which is an established market leader in its region with its fleet of 15 timber trucks. This division generated approximately $3 million in 2011 gross revenue.

The Firm developed and operates a new solar park that commenced operation in June, 2010. It has a Purchase Power Agreement which covers the cost of its project financing and includes a 20-year contract from the German government to purchase all of the power produced. This division generated approximately $2 million in gross revenue in 2011.

EVGI – Firm LOI
Under the terms of the binding LOI, in exchange for 75% ownership of the Firm, EVGI is to make staged payments of a combination of cash, restricted common stock equal to 30 percent of the total EVGI shares issued and outstanding, and to lead a capital infusion into the combined company as well a number of other routine and customary conditions.  EVGI will also have the option to acquire the remaining 25 percent of the Firm at a later date.  Subject to completion of due diligence, execution of a definitive agreement is scheduled to be completed by June 15. Contingent upon EVGI securing financing, the transaction is anticipated to close in the third quarter of 2012.

Extraordinary Synergy
Commenting on the LOI, Randall Lanham, Eco Ventures Group CEO said, “This planned acquisition is a great opportunity for both companies, a true win-win. Just the immediate potential synergy available to our Eco Energy Group is extraordinary, producing efficiencies that will enable EVGI to confidently scale its bio fuels business in a highly accretive value add for our shareholders.

“Additionally, it will be gratifying for all of us at Eco Ventures Group to contribute to U.S. energy independence from foreign oil through our bio fuel division. Longer term, we plan to leverage the Firm’s technology and market presence to expand our reach in the global alternative energy marketplace.”

About Eco Ventures Group, Inc.
Eco Ventures Group, Inc. (“EVGI”) is a family of ecologically friendly and economically sound businesses committed to providing for society’s minerals, energy and renewable resource needs (www.ecoventuresgroup.com).

EVGI concentrates on two core business activities. EVGI’s Eco Minerals Recovery Group specializes in the extraction of precious metals from ore bodies and reclaimed mine tailings, and Eco Energy Group will focus on the production of advanced biodiesel from recovered cooking oils and oil rich plants.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: EVGI encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by Eco Ventures Group, Inc. that are not purely historical are forward-looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact
Eco Ventures Group, Inc.
Investor Relations
7432 E. Highway 50, Suite 101
Groveland FL 34736
Phone: (352) 557-4830
Email: info@ecoventuresgroup.com